EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-129401) pertaining to the Peerless Systems Corporation of our report dated March 20, 2014, with respect to the consolidated financial statements of Deer Valley Corporation & Subsidiaries included in this Current Report on Form 8-K/A.

/s/ Thomas Howell Ferguson P.A.

December 19, 2014

Tallahassee, Florida